UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): December 5, 2006
EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)
INDIANA
(State of incorporation or organization)
0-23264
(Commission file number)
35-1542018
(I.R.S. Employer
Identification No.)
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)
(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
     On December 5, 2006, the Compensation Committee of the Board of Directors of Emmis Communications Corporation (the “Company”) adopted a bonus plan for Patrick Walsh, the Company’s new Executive Vice President, Chief Financial Officer and Treasurer. Because Mr. Walsh was hired in the middle of the year, he is not covered under the bonus plan applicable to the Company’s other executive offers. The bonus plan for Mr. Walsh provides for a $150,000 target bonus covering the period from September 1, 2006 through February 28, 2007. Fifty percent of that target bonus will be awarded based upon the Company’s attainment of a specified station operating income target for the period and the other fifty percent will be awarded based upon the Compensation Committee’s assessment of Mr. Walsh’s individual performance during the period. After the end of the fiscal year, the Committee will determine the percent of the station operating income target that was achieved and will evaluate Mr. Walsh’s individual performance. Based on these results, the Committee will make the actual bonus award, payable in cash, stock or both in a proportion to be determined by the Committee.
     On December 5, 2006, Jeffrey H. Smulyan advised the Board of Directors that he was reducing his base salary for the fiscal year ended February 29, 2008 from $880,000 to $1 as part of a corporate cost cutting initiative.
ITEM 5.03. Amendments To Articles Of Incorporation Or Bylaws; Change In Fiscal Year.
     On December 5, 2006, the Board of Directors voted to amend Section 3.2(a) of our Amended and Restated Code of By-Laws to reduce the number of Directors from nine to seven. The amendment will be effective on the date of the next annual meeting of shareholders, February 13, 2006. A copy of the revised Amended and Restated Code of By-Laws is attached as Exhibit 3.2 to this Form 8-K.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(c) Exhibits

EXHIBIT #	DESCRIPTION
3.2	Amended and Restated Code of By-Laws of Emmis Communications (effective February 13, 2006).
Signatures.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: December 8, 2006	By:	/s/ J. Scott Enright
J. Scott Enright, Senior Vice President,
Associate General Counsel and Secretary

2